EXHIBIT 10.1
EXECUTION COPY

U.S. $7,000,000,000
BACKSTOP CREDIT AGREEMENT
Dated as of October 19, 2007
Among
UNITED PARCEL SERVICE, INC.
as Borrower
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
CITIGROUP GLOBAL MARKETS INC.
as Arranger
and
CITIBANK, N.A.
as Administrative Agent

  ii

BACKSTOP CREDIT AGREEMENT
Dated as of October 19, 2007
          UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (collectively, the “Initial Lenders”) listed on the signature pages hereof, Citibank, N.A. (“Citibank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), and Citigroup Global Markets Inc., as arranger and book manager (in such capacity, the “Arranger”), agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms.
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance), as the context may require.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that Overseas Partners shall not be deemed to be an Affiliate of the Borrower.
     “Agent” has the meaning specified in the recital of parties to this Agreement.
     “Agent’s Account” means (a) the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications or (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.
     “Applicable Fee Percentage” means, as of any date, 0.015% per annum.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means 0.00% per annum for Base Rate Advances and 0.135% per annum for Eurodollar Rate Advances.
     “Arranger” has the meaning specified in the recital of parties to this Agreement.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Attributable Debt” has the meaning specified in the Debenture Indenture.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
     (b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1/2 of 1% per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and
     (c) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).
     “Beneficial Ownership” means beneficial ownership as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.

     “Borrower’s Account” means an account of the Borrower designated in writing by the Borrower to the Agent.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Minimum” means $25,000,000.
     “Borrowing Multiple” means $1,000,000.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
     “Change of Control” means the occurrence of either of the following:
     (a) any Person or two or more Persons acting in concert other than a Permitted Person shall have acquired Beneficial Ownership, directly or indirectly, through a purchase, merger or other transaction or series of transactions or otherwise, of Voting Stock of the Borrower to which 10% or more of the total Voting Power of the Borrower is attributable; or
     (b) Permitted Persons shall have Beneficial Ownership of (i) less than 75% of the shares of common stock of the Borrower and (ii) Voting Stock of the Borrower to which less than 75% of the total Voting Power of the Borrower is attributable.
     “Citibank” has the meaning specified in the recital of parties to this Agreement.
     “Commitment” has the meaning specified in Section 2.01.
     “Confidential Information” means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower (unless the Agent or such Lender knows that such information is not generally available to the public).
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

     “Consolidated Net Tangible Assets” has the meaning specified in the Debenture Indenture.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.
     “Debenture Indenture” means the Indenture, dated as of December 1, 1989, between United Parcel Service of America, Inc. and Chemical Bank pursuant to which the 8-3/8% Debentures Due April 1, 2020 were issued, as in effect on the date of this Agreement (without giving effect to any amendment, supplement or other modification thereto, any repayment or covenant defeasance thereunder or any termination thereof), a copy of which is attached as Exhibit E hereto.
     “Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits with or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding payables incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person (other than Non-Recourse Debt), (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person and (i) all obligations of such Person in respect of Hedge Agreements; provided, however, that at any given time the term “obligations” as used in this clause (i) shall only include the net amounts due and payable at such time under any such agreements or arrangements. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Dollars” and the sign “$” mean lawful currency of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is otherwise an Eligible Assignee; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); (v) the central bank of any country that is a member of the OECD; or (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any state thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such entity in its jurisdiction of organization; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07(b).
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).
     “Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     “Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such corporation.
     “Fiscal Year” means, with respect to any Person, the period commencing on January 1 and ending on December 31 of any calendar year.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such Debt or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “Incurrence” has the meaning specified in Section 5.02(a).
     “Indemnified Party” has the meaning specified in Section 8.04(b).
     “Indemnified Matters” has the meaning specified in Section 8.04(b).
     “Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or, subject to clause (iii) below, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (i) the Borrower may not select any Interest Period that ends after the Termination Date;
     (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (iii) the Borrower shall not be entitled to select an Interest Period having a duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such

Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;
     (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c).
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Margin Stock” means all “margin stock” within the meaning of Regulation U.
     “Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole. For purposes hereof, it is understood and agreed that neither (i) the occurrence of a labor dispute, nor (ii) the liabilities of the Borrower and its Subsidiaries in respect of the withdrawal of employees form the Central States multi-employer pension plan of the International Brotherhood of Teamsters as announced by the Borrower on September 30, 2007, shall in and of itself constitute a Material Adverse Change.
     “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or any Notes or (c) material impairment of the rights of or benefits available to the Lenders under this Agreement or any Notes. For purposes hereof, it is understood and agreed that neither (i) the occurrence of a labor dispute, nor (ii) the liabilities of the Borrower and its Subsidiaries in respect of the withdrawal of employees form the Central States multi-employer pension plan of the International Brotherhood of Teamsters as announced by the Borrower on September 30, 2007, shall in and of itself constitute a Material Adverse Effect.
     “Material Subsidiary” means any Subsidiary of the Borrower having (a) 5% or more of the Consolidated Net Tangible Assets or (b) 5% or more of the total revenues appearing on the most recently prepared Consolidated income statements of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal quarter of the Borrower.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Non-Recourse Debt” means, with respect to any Person, Debt for which such Person neither (a) provides credit support nor (b) is directly or indirectly liable.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “OECD” means the Organization for Economic Cooperation and Development and any successor.
     “Overseas Partners” means Overseas Partners Ltd., a Bermuda corporation.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor.
     “Permitted Person” means the UPS Managers Stock Trust, the UPS Stock Trust, the UPS Savings Plan, the UPS Qualified Stock Ownership Plan (QSOP), the Annie E. Casey Foundation, any retiree or present or former employee of the Borrower or any of its Subsidiaries or their respective present or former spouse, relatives (by consanguinity or law), estate or heirs (or their respective spouse’s estate or heirs) or any other Person that has Beneficial Ownership of the common stock of the Borrower on the date of this Agreement, or any Person that is created for the benefit of any of the foregoing after the date of this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for employees of the Borrower or any ERISA Affiliate.
     “Prepay Minimum” means $10,000,000.
     “Reference Banks” means Citibank and Barclays Bank PLC or if any such Lender assigns all of its Commitment, the Advances owing to it and any Note or Notes held by it pursuant to Section 8.07(a), such other Lender as may be designated by the Required Lenders and approved by the Borrower (such approval not to be unreasonably withheld).
     “Register” has the meaning specified in Section 8.07(d).
     “Regulation A”, “Regulation D”, “Regulation T”, “Regulation U” or “Regulation X” means Regulation A, Regulation D, Regulation T, Regulation U or Regulation X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time, and all official rulings and interpretations thereunder or thereof, respectively.
     “Reportable Event” means any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).
     “Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments.
     “Restricted Subsidiary” has the meaning specified in the Debenture Indenture.
     “Sale and Leaseback Transaction” has the meaning specified in the Debenture Indenture.
     “SEC” means the Securities and Exchange Commission, and any successor thereto and any analogous Governmental Authority.
     “Secured Indebtedness” has the meaning specified in the Debenture Indenture.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the Voting Power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that Overseas Partners shall not be deemed to be a Subsidiary of the Borrower.
     “Termination Date” means the earlier of (a) October 17, 2008 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.
     “Type” has the meaning specified in the definition of “Advance”.
     “Voting Power” means, with respect to any Voting Stock of any Person at any time, the number of votes entitled to vote generally in the election of directors of such Person that are attributable to such Voting Stock at such time divided by the number of votes entitled to vote generally in the election of directors of such Person that are attributable to all shares of capital stock of such Person (including such Voting Stock) at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
          SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the Dollar amount set forth opposite such Lender’s name on Schedule I hereto, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”). Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof (or, if less, an amount equal to the remaining aggregate amount of unused Commitments) and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.
          SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) location of the Borrower’s Account to which funds are to be advanced and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower in same day funds at the applicable Borrower’s Account located in the United States.
          (b) Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Fee Percentage, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2007, and on the Termination Date.
          (b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
          SECTION 2.04. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
          SECTION 2.05. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.
          SECTION 2.06. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in subsection (a)(i) or (a)(ii) of this Section 2.06, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to subsection (a)(i) or (a)(ii) of this Section 2.06 and (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to subsection (a)(i) of this Section 2.06.
          SECTION 2.07. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to the provisions of subsection (e) of this Section 2.07. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or 2.06(a)(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligations of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances after the Agent has requested such information,
     (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (iii) the obligations of the Lenders to make Eurodollar Rate Advances, or to Convert Advances into Eurodollar Rate Advances, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07, 2.11 and 8.04(d), Convert Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (a) the date of such Conversion, (b) the Advances to be Converted, and (c) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          SECTION 2.09. Optional Prepayments of Advances. The Borrower may, upon at least two Business Days’ notice in the case of Eurodollar Rate Advances and notice on the same Business Day in the case of Base Rate Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount of not less than the Prepay Minimum or a Borrowing Multiple in excess thereof and (b) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

          SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost as measured from the date hereof to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), promptly pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall promptly pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority charged with such interpretation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due, without setoff or counterclaim, in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(d)) to the Lenders for the account of their respective Applicable

Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrower hereby authorizes the Agent, if and to the extent payment owed to any Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with the Agent any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
          SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, as well as any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender is located, franchise taxes measured by income imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes measured by income imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Notes hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Agent or any of its Affiliates (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Agent or such Affiliate (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under any Notes, the Borrower will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, or (in the case of a Lender that has certified in writing to the Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) Form W-8 (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a

controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)),as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each such Lender shall provide the Agent and the Borrower with a new form W-8BEN, W-8ECI or W-8, as appropriate, if and at such time as the previously provided form becomes invalid. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement or at any other time indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.13(a).
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section 2.13 (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) of this Section 2.13), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under subsection (e) of this Section 2.13 thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld, may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 2.13 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (i) If any Lender or Agent, as the case may be, obtains a refund of any Taxes or Other Taxes for which payment has been made pursuant to this Section 2.13, which refund in the good faith judgment of such Lender or Agent, as the case may be (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.13, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made by the Borrower pursuant to this Section 2.13, provided, however, if the jurisdiction which refunded such Taxes or Other Taxes subsequently asserts such Taxes or Other Taxes are due, then the Borrower shall indemnify such Lender or the Agent, as the case may be, pursuant to Section 2.13(c). Each Lender and Agent shall take such action, as the Borrower may reasonably request, in order to apply for and obtain any refund of such amounts the Borrower reasonably determines to be appropriate under the circumstances; provided that any such actions shall be at the sole cost and expense of the Borrower.
          SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(d)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          SECTION 2.15. Substitution of Lender. If the obligation of any Lender to make Eurodollar Rate Advances has been suspended pursuant to Section 2.11 or any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.10 or 2.13, the Borrower shall have the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 8.07, the Commitment of such Lender and to purchase the Advances made by such Lender (without recourse to or warranty by such Lender).
          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii)

the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
     (b) The Borrower shall have paid all fees and other amounts due and payable.
     (c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date; and
     (ii) no event has occurred and is continuing that constitutes a Default.
     (d) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (ii) Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any Notes.

     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents to be delivered hereunder.
     (iv) A favorable opinion of King & Spalding LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto.
     (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.
          SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such extension such statements are true):
     (a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (f) or (g)(i) thereof) are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Borrower to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Borrower and the other Lenders of the occurrence of any such objection. The Agent shall promptly notify the Borrower and the Lenders of the Effective Date.
          SECTION 3.04. Labor Dispute. Notwithstanding any condition precedent to the contrary contained herein, a labor dispute of any sort involving employees of the Borrower or its Subsidiaries shall not prevent the Borrower from borrowing hereunder unless as a result thereof the Borrower is in violation of the covenant set forth in Section 5.02(c) or a Default exists under Section 6.01(a) or (e).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (ii) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect and (iv) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and any Notes and each other agreement or instrument contemplated thereby to which it is or is to be a party and to borrow under this Agreement.
     (b) The execution, delivery and performance by the Borrower of this Agreement and any Notes to be delivered by it and the consummation of the transactions contemplated thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and, if required, stockholder action, and do not (i) contravene the charter or other constitutive documents or by-laws of the Borrower or any Subsidiary of the Borrower, (ii) violate any law or order of any Governmental Authority or any provision of any indenture or other material agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their property is or may be bound or affected, (iii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower.
     (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes to be delivered by it, or for the consummation of the transactions contemplated hereby and thereby, except for such authorizations, approvals, actions, notices or filings that have been made or obtained and are in full force and effect.
     (d) This Agreement has been, and any Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and any Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally).
     (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, all audited and certified by Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2007, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 2007, and said statements of income and cash flows for the six months then ended, to any requirements for footnote disclosures and to normal year-end accruals and audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries on a Consolidated basis as of the dates thereof required to be reflected or disclosed therein in accordance with GAAP.
     (f) There has been no Material Adverse Change since December 31, 2006.
     (g) Except as set forth in the financial statements referred to in subsection (e) of this Section 4.01, there is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Material Subsidiaries or any business, property or rights of the Borrower or any Material Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby or thereby. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation (including, without limitation, any ERISA or environmental law, rule or regulation), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.
     (h) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X thereof.

     (i) Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     (j) The Borrower will use the proceeds of the Advances as a commercial paper backstop and for other lawful general corporate purposes.
     (k) Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal income tax and all other material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are otherwise permitted to remain unpaid in accordance with the provisions of Section 5.01(b).
     (l) All information, reports, financial statements, exhibits or schedules prepared or furnished by or on behalf of the Borrower to the Agent, Arranger or any Lender in connection with the negotiation of this Agreement or delivered pursuant hereto contained, contains or will contain no material misstatement of fact and did not omit, does not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Material Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
     (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, such compliance to include, without limitation, compliance with ERISA, applicable environmental laws and the Patriot Act, except for such noncompliance as would not result in a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings or where the failure to pay such tax, assessment, charge or levy would not result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes, assessments, charges and levies are, in the opinion of the Borrower, adequate.
     (c) Maintenance of Insurance. (i) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (ii) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any of its Material Subsidiaries, in such amount as the Borrower or such Subsidiary shall reasonably deem necessary and (iii) maintain such other insurance as may be required by law (it being understood that the Borrower may self-insure against certain risks to the extent reasonable or customary with companies similarly situated).
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain the Borrower’s corporate existence; obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and tradename material to the conduct of its business (unless the failure to so preserve or renew would not result in a Material Adverse Effect); and engage, and cause its Material Subsidiaries to engage principally in businesses of the same general types as those conducted on the date of this Agreement or reasonably related or incidental thereto; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d), and provided, further, that the Borrower or its Subsidiaries may from time to time convey, transfer or otherwise dispose of or discontinue any business to the extent such conveyance, transfer, disposition or discontinuation would not result in a Material Adverse Effect.
     (e) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which entries that are complete and correct in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
     (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties material to the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     (g) Reporting Requirements. In the case of the Borrower, furnish to the Agent and each Lender:
     (i) within 120 days after the end of each Fiscal Year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries showing the financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the related statements of Consolidated income and statements of Consolidated cash flow as of and for such Fiscal Year, all such Consolidated financial statements of the Borrower and its Subsidiaries to be reported on by Deloitte & Touche LLP or other independent accountants of nationally recognized standing or otherwise acceptable to the Required Lenders;

     (ii) within 60 days after the end of the first three fiscal quarters of each Fiscal Year, unaudited Consolidated balance sheets and statements of Consolidated income and statements of Consolidated cash flow showing the financial condition and results of operations of the Borrower as of the end of each such quarter and, with respect to statements of Consolidated cash flow, for the then-elapsed portion of the Fiscal Year, certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of the Borrower on a Consolidated basis and as having been prepared in accordance with GAAP, in each case subject to normal year-end audit adjustments and the absence of notes thereto;
     (iii) promptly after the same are publicly available, copies of all annual registration statements (other than exhibits thereto, pricing supplements and any registration statements (A) on Form S-8 (or its equivalent) or (B) in connection with asset securitization transactions) and reports on Form 10-K and 10-Q (or their equivalents), which the Borrower shall have filed with the SEC under Section 13 or 15(d) of the Exchange Act and not otherwise required to be delivered to the Agent pursuant hereto;
     (iv) concurrently with subsections (h)(i) and (h)(ii) of this Section 5.01, a certificate of a Financial Officer of the Borrower stating compliance, as of the dates of the financial statements being furnished at such time, with the covenants set forth in Sections 5.02(a) and (c);
     (v) concurrently with subsections (h)(i) and (h)(ii) of this Section 5.01, a certificate of the Person referred to therein (which certificate furnished by the independent accountants referred to in subsection (h)(i) of this Section 5.01 may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that to the best of his, her or its knowledge no Default or Event of Default has occurred and, in the case of a certificate of a Financial Officer of the Borrower, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
     (vi) prompt written notice of a Reportable Event or Reportable Events, or of the Borrower’s failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans, in any case that is reasonably expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000;
     (vii) prompt written notice of any Default, if such Default is then continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
     (viii) prompt written notice of the filing or commencement of, or any overt threat or notice of intention of any Person to file or commence, any action,

suit, arbitration proceeding or other proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Material Subsidiary thereof that is reasonably expected to result in a Material Adverse Effect;
     (ix) prompt written notice of the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances or the initiation of any litigation or similar proceedings seeking any such injunction, order or other restraint; and
     (x) prompt written notice of any Change of Control.
          Financial reports required to be delivered pursuant to clauses (i), (ii) and (iii) above shall be deemed to have been delivered on the date on which the Borrower notifies the Agent that such reports are posted on the Borrower’s website at www.ups.com under “Investor Relations”, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iii) above, it being understood that the Borrower shall provide all other reports and certificates required to be delivered under this Section 5.01(g) in the manner set forth in Section 8.02.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, without the written consent of the Required Lenders:
     (a) Secured Indebtedness. In the case of the Borrower and each of its Restricted Subsidiaries, create, assume, incur or guarantee, or permit any Restricted Subsidiary to create, assume, incur or guarantee (each such creation, assumption, incurrence or guarantee being an “Incurrence”), any Secured Indebtedness without making provision whereby all amounts outstanding under this Agreement and any Notes shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if the Borrower shall so determine, any other Debt of the Borrower or such Restricted Subsidiary then existing or thereafter created that is not subordinate to such amounts outstanding under this Agreement and any Notes) so long as such Secured Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (i) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation (A) any Secured Indebtedness if all amounts outstanding under this Agreement and any Notes are secured equally and ratably with (or prior to) such Secured Indebtedness and (B) any Secured Indebtedness that is concurrently being retired) and (ii) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Borrower after December 1, 1989, or entered into by any Restricted Subsidiary after December 1, 1989, or, if later, the date on which such Subsidiary became a Restricted Subsidiary (not including in this computation any Attributable Debt that is currently being retired) would not exceed 10% of Consolidated Net Tangible Assets at the time of such Incurrence.

     (b) Sale and Lease-Back Transactions. In the case of the Borrower and its Restricted Subsidiaries, enter into any Sale and Leaseback Transaction unless at such time it would be permitted to enter into such Sale and Leaseback Transaction pursuant to Section 1006 of the Debenture Indenture.
     (c) Mergers, Etc. In the case of the Borrower, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit another Person to merge into it, except that (i) any Subsidiary of the Borrower may merge into the Borrower, and (ii) the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note when the same becomes due and payable and such failure to pay such interest or such other amount shall remain unremedied for three Business Days; or
     (b) any representation or warranty made or deemed made by the Borrower (or any of its officers) in or in connection with this Agreement or any Borrowing under this Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in subsection (d) (as to the Borrower’s corporate existence) or (g) (other than subsections (g)(i) through (g)(vi)) of Section 5.01 or Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement or any Note on its part to be performed or observed if such failure to perform such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent; or
     (d) the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt under this Agreement or any Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether at maturity, by acceleration or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate (with or without notice or lapse of time or both) the maturity of such Debt; or
     (e) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) any final judgment or order for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries or any combination thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (g) any Change of Control shall have occurred; or
     (h) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such Reportable Event or Reportable Events to the Agent, the Agent shall have notified the Borrower, in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC or (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans and (ii) as a result thereof, an Event of Default exists hereunder; or the PBGC shall have instituted proceedings to terminate any Plan or Plans with vested unfunded liabilities aggregating in excess of $100,000,000; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans and the Borrower is being requested to make a payment with respect to vested unfunded liabilities aggregating in excess of $100,000,000;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENT
          SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement.
          SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or any of its Subsidiaries or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. Citibank and Its Affiliates. With respect to its Commitment, the Advances made by it and any Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or such Affiliate in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of such Indemnified Costs resulting from the Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses

(including counsel fees and disbursements) incurred by the Agent or such Affiliate in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or such Affiliate is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigations, litigation or proceeding is brought by the Agent, any Lender or a third party.
          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the approval of the Borrower so long as no Event of Default exists, such approval not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, with the approval of the Borrower, such approval not to be unreasonably withheld, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that none of the documentation agents or any other Lender designated as any “Agent” on the signature pages hereof has any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.
          SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, Attention: Financial Resources Department (telecopier number (404) 828-6562); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Officer (telecopier number (212) 994-0961); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iii) may be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iii) shall be deemed delivered to the Agent and each Lender to the extent such materials are posted (within the time periods set forth in Section 5.01(g)(i), (ii) or (iii)) on the Borrower’s web site (www.ups.com), under “Investor Relations”. The Borrower may also deliver such materials to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise proper hereunder (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.

No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail or telecopier address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail or telecopier address for such Lender) and (ii) that any Notice may be sent to such e-mail or telecopier address.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and Citigroup Global Markets Inc. in connection with the preparation, execution, delivery, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (i) all syndication (including printing, distribution and bank meetings) expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
          (b) The Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Arranger, each Lender, each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of this Agreement, any Notes, any of the transactions contemplated hereby or thereby, the

Commitments, the use of proceeds, or any act, event or transaction related or attendant thereto (collectively, the “Indemnified Matters”); provided, however, the Borrower shall have no obligation to an Indemnified Party hereunder with respect to Indemnified Matters directly caused by or directly resulting from the willful misconduct or gross negligence of such Indemnified Party, as determined by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) Promptly after receipt by any Indemnified Party of written notice of any Indemnified Matter in respect of which indemnity may be sought by it under this Section 8.04, such Indemnified Party shall notify the Borrower thereof; provided that failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Section 8.04. Thereafter, such Indemnified Party and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. In case any such Indemnified Party receives written notice of any Indemnified Matter in respect of which indemnity may be sought by it hereunder and it notifies the Borrower thereof, the Borrower shall be entitled to participate in the defense thereof, and to the extent that the Borrower may elect by notice delivered to such Indemnified Party promptly after receiving aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Party and at the Borrower’s expense; provided, that if (i) the use of counsel chosen by the Borrower to represent such Indemnified Party would present such counsel with a conflict of interest or (ii) the parties against whom any Indemnified Matter arises include both such Indemnified Party and the Borrower and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the Borrower and may conflict therewith, such Indemnified Party shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such Indemnified Matter on behalf of such Indemnified Party at the Borrower’s expense. Upon receipt of notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense of such Indemnified Matter, and approval of counsel by such Indemnified Party, the Borrower shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) such Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Borrower shall not have employed within a reasonable time and continued to employ counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party, or (iii) the Borrower shall have approved the employment of counsel for such Indemnified Party at the Borrower’s expense. The Borrower shall not be liable for any settlement of any claim, action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Borrower will not settle any claim, action or proceeding affecting any Indemnified Party in respect of which indemnity may be sought against the Borrower under this Agreement, whether or not such Indemnified Party is an actual or potential party to such claim, action or proceeding, without such Indemnified Party’s written consent, which shall not be unreasonably withheld, unless such settlement (x) does not require any performance by or adverse admission of such Indemnified Party, (y) does not adversely affect its business and (z) includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.
          (d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(b) or (d), 2.09 or 2.11, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.
          SECTION 8.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any accounts designated as collateral accounts securing other Debt) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.
          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02) when it shall have been executed by the Borrower, the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 8.07. Assignments, Designations and Participations. (a) Each Lender may, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed, and shall, so long as no Default has occurred and is continuing and if demanded by the Borrower (pursuant to the provisions of Section 2.15) upon at least five Business Days’ notice to such Lender and the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that:
     (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,
     (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $100,000,000 or an integral multiple of $10,000,000 in excess thereof,
     (iii) each such assignment shall be to an Eligible Assignee,
     (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower at the Borrower’s expense, shall be to an Eligible Assignee acceptable to the Agent (which acceptance shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement,
     (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement,
     (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500,

     (vii) if such assignment shall be made as a result of a demand by the Borrower pursuant to this Section 8.07(a) to an assignee that, immediately prior to such assignment, was neither a Lender nor an Affiliate of a Lender, an administrative fee of $3,500 shall have been paid by the Borrower to the Agent upon its demand,
     (viii) notwithstanding any other provision set forth in this Agreement, a Lender may assign to any of its Affiliates all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it) upon notice to the Borrower and the Agent, with or without the consent of the Borrower or the Agent (but without releasing the obligations of the assigning Lender hereunder except with the written consent of the Borrower), so long as such assignment is otherwise in compliance with this Agreement, and
     (ix) notwithstanding any other provision set forth in this Agreement, a Lender may assign to any assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it) upon notice to the Agent, with or without the consent of the Borrower, so long as any Event of Default shall have occurred and be continuing.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
     (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Note or any other instrument or document furnished pursuant hereto;
     (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any Note or any other instrument or document furnished pursuant hereto;

     (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
     (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Note;
     (v) such assignee confirms that it is an Eligible Assignee;
     (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any Note as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and
     (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto and has been consented to by the Borrower if such consent is required, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat only the Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent shall be considered to act as the agent of the Borrower in connection with its duties in respect of the Register.
          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and any Notes and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.
          SECTION 8.08. Confidentiality. None of the Agent or any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, advisors, auditors and accountants and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          SECTION 8.09. Governing Law. This Agreement and all Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Note in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 8.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of the financing contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agent, the Arranger and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the financing contemplated hereby; (b) (i) each of the Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (ii) none of the Agent, the Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the financing contemplated hereby except those obligations expressly set forth herein; and (c) the Agent, the Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNITED PARCEL SERVICE, INC.
By
	Name:	D. Scott Davis
	Title:	Vice Chairman and Chief Financial Officer

CITIBANK, N.A., as Administrative Agent and a Lender
By
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.
By
Name:
Title:

GOLDMAN SACHS BANK USA
By
Name:
Title:

MERRILL LYNCH BANK USA
By
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION
By
Name:
Title:

MORGAN STANLEY BANK
By
Name:
Title:

UBS LOAN FINANCE LLC
By
Name:
Title:

By
Name:
Title:

BARCLAYS BANK PLC
By
Name:
Title: